FOR IMMEDIATE RELEASE                                                                                                      EXHIBIT 99.1

February 25, 2013

For more information contact:

Scott Estes (419) 247-2800

Jay Morgan (419) 247-2800

Health Care REIT, Inc.

Reports Fourth Quarter and Year End 2012 Results

Completed $2.0 billion of 4Q12 investments

4Q12 same store cash NOI increased 4.0%

2013 normalized FFO and FAD per share guidance up 5%-8%

Toledo, Ohio, February 25, 2013…..Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the company’s fourth quarter ended December 31, 2012.

“Calendar 2012 was a year of significant accomplishment. Our platform continues to distinguish itself through consistent and resilient internal and external growth, including 4% same store NOI growth and a sector leading net new investments of $4.4 billion,” commented George L. Chapman, Chairman and CEO of Health Care REIT. “As we enter 2013, we have positioned the company as a clear sector leader by accelerating the closing of the Sunrise Senior Living transaction, including $2.5 billion since January 1, 2013. Our portfolio is comprised of premier quality assets located largely in affluent, high barrier to entry markets and operated by an unparalleled network of best-in-class companies in the United States, Canada and the United Kingdom. Our management team with state of the art, scalable infrastructure is proficiently managing our dynamic operating and transactional platforms positioning the company to continue to deliver excellent returns for our shareholders.”

2013 Highlights and Outlook

•         Completed acquisition of Sunrise Senior Living in January

•         Increased unsecured credit facility to $2.75 billion, extended term and reduced borrowing rate

•         Introduced 2013 normalized FFO guidance of $3.70 to $3.80  per diluted share, up 5%-8%

•         Introduced 2013 normalized FAD guidance of $3.25 to $3.35 per diluted share, up 5%-8%

•         Announced 2013 dividend payment rate of $3.06 per share, representing a 3.4% increase above 2012 payments

2012 Highlights

•         Reported 4Q12 normalized FFO and FAD of $0.85 and $0.74 per share

•         Reported 2012 normalized FFO and FAD of $3.52 and $3.11 per share

•         Increased 4Q12 same-store cash NOI by 4.0%, including 8.6% growth in our seniors housing operating portfolio

•         Generated 2012 total shareholder return of 18%

•         Increased private pay mix to 79% in 2012 from 71% in 2011

•         Expanded internationally with investments in Canada and the United Kingdom

•         Completed  gross new investments of $2.0 billion in 4Q12, including $846 million with Sunrise and $530 million with Belmont Village

•         Completed gross new investments of $4.9 billion in 2012, including $3.7 billion from existing relationships

•         Received $635 million in proceeds on dispositions in 2012, generating $101 million in gains

•         Raised over $6 billion of equity and debt capital in 2012, including over $1.2 billion in 4Q12

Dividends for Fourth Quarter 2012  As previously announced, the Board of Directors declared a cash dividend for the quarter ended December 31, 2012 of $0.765 per share, as compared to $0.74 per share for the same period in 2011, representing a 3.4% increase.  The cash dividend was paid on February 20, 2013 and was the company’s 167th consecutive quarterly dividend payment.  The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

4Q12 Earnings Release                                                                                                                                                               February 25, 2013

Fourth Quarter Investment Highlights  During the quarter, the company completed $1.6 billion in seniors housing operating investments, including $1.1 billion of acquisitions at a blended yield of 6.5% and $581 million of loans.  The acquisitions include 11 properties with Belmont Village for $530 million, 11 properties with Brookdale Senior Living (NYSE: BKD) for $271 million, and five properties with Sunrise Senior Living for $265 million.  The loans were all made to Sunrise in conjunction with the buy-out of certain joint venture partners. The company has subsequently converted the loans to real property with the merger consummation on January 9, 2013.

During the quarter, the company completed $115 million in seniors housing triple-net lease investments at a blended yield of 8.0%.  The investments include two acquisitions totaling $52 million at a blended yield of 7.3%. In addition, the company completed five development projects totaling $63 million at a blended yield of 8.5% during the quarter.

During the quarter, the company completed $267 million in medical office building investments at a blended yield of 7.3%.  The investments include the acquisition of 11 medical office buildings for $190 million and two development completions, all of which are affiliated with leading health systems.  The 11 buildings acquired total 718,000 rentable square feet, with a yield of 7.2% and average occupancy of 96%.  The development completions represent a total of 312,000 rentable square feet that are 94% leased with a blended yield of 7.6%.

Sunrise Acquisition Update  As previously announced, the company completed its acquisition of the Sunrise property portfolio, the sale of the Sunrise management company, and the acceleration of all planned joint venture buy-outs.  The company’s investment in Sunrise properties is currently $3.5 billion, and the company expects that investment to increase to $4.3 billion by July 2013 upon exercise of the company’s rights to acquire additional joint venture partner interests at favorable fixed purchase prices.

The $4.3 billion investment is expected to include 120 wholly owned properties and five joint venture properties.  The 125 properties are among the highest quality seniors housing properties in the marketplace.  Approximately 90% of the properties are Sunrise’s well regarded mansion prototype, while the average age of these properties is only eight years. The properties generate average monthly rental rates that are nearly 100% higher than the national average, because they are located in markets with high concentrations of age and income-qualified elderly, affluence, and significant barriers to entry.  The high quality of these properties is also evidenced by the fact that the median housing value in these markets is 100% higher than the national median.  The properties are concentrated in London, Southern California, Chicago, Philadelphia, Boston, Washington D.C., and Montreal. The company expects the $4.3 billion acquisition to generate a 6.5% unlevered initial yield, or 6.1% after capital expenditures.

Immediately prior to the acquisition of the Sunrise property portfolio, an entity led by affiliates of Kohlberg Kravis Roberts & Co. L.P. and affiliates of Beecken Petty O’Keefe & Company acquired the Sunrise management company for approximately $130 million, with the company investing approximately $26 million in the entity for a 20% ownership interest.

Sunrise Investments Reconciliation
($ millions)

	Total Completed as of 2/25/13	Remaining 2013E	Total
Debt Assumed(1)	$444.6	$49.4	$494.0
Cash Required	$3,084.4	$695.8	$3,780.2
Acquisition Amount	$3,529.0	$745.2	$4,274.2

(1) Debt assumed is net of payoffs that occurred as of the respective closings or shortly thereafter and includes our pro rata share of debt at unconsolidated entities.

All amounts included in this announcement relating to acquisitions or investments that have not yet closed are preliminary estimates, are subject to downward or upward adjustment, and are subject to change. Our anticipated acquisitions and investments are in various stages of closing and some or all of the transactions may not be completed on currently anticipated terms, or within currently anticipated timeframes, or at all. The completion of the anticipated acquisitions and investments is subject to the satisfaction of various conditions.  For completed transactions, certain amounts are based on exchange rates in effect as of the relevant closing dates.

4Q12 Earnings Release                                                                                                                                                               February 25, 2013

Outlook for 2013  The company is introducing its 2013 guidance and expects to report net income attributable to common stockholders in a range of $1.30 to $1.40 per diluted share; normalized FFO in a range of $3.70 to $3.80 per diluted share, representing a 5%-8% increase; and normalized FAD in a range of $3.25 to $3.35 per diluted share, representing a 5%-8% increase.

In preparing its guidance, the company made the following assumptions:

•         Same Store Cash NOI:  The company expects blended same store cash NOI growth of approximately 3% in 2013.

•         Investments: 2013 earnings guidance does not include any 2013 acquisitions beyond the company’s acquisition of Sunrise Senior Living and planned Sunrise joint venture buy-outs in mid-2013.

•         Dispositions: The company anticipates approximately $500 million of dispositions in 2013 at an average yield of 10%.

•         Repositioned Entrance Fee Portfolio: The company repositioned its entrance fee portfolio by transitioning three buildings to a new operator under a rental model, converting one former entrance fee building to a RIDEA structure, and restructuring rents on eight of the remaining 10 entrance fee communities.  The aggregate impact to 2013 normalized FFO and FAD as a result of the entrance fee portfolio repositioning is approximately ($0.07) to ($0.08) per share. Entrance fee communities now represent less than 1% of the company's total properties and less than 2% of the company’s total NOI.

•         Development: The company anticipates funding additional development of $178 million in 2013 relating to projects underway on December 31, 2012.  The company expects development conversions of approximately $249 million in 2013. These investments are currently expected to generate initial yields of approximately 8.3% upon conversion based on in-place contracts as of December 31, 2012.

•         Cap-ex, Tenant Improvements, Lease Commissions:  The company estimates cap-ex, tenant improvements and lease commissions of approximately $73 million in 2013, comprised of $54 million associated with our seniors housing operating portfolio and $19 million with our MOB portfolio.

•         G&A Expenses: The company estimates general and administrative expenses of approximately $115 million in 2013.  The G&A forecast includes approximately $8.5 million of anticipated expense related to accelerated expensing of stock-based compensation, which will occur in 1Q13.

•         Long Term Leverage Target:  The company continues to manage the balance sheet to a debt-to-undepreciated book capitalization target of approximately 40% over the long term.

The company’s guidance does not include any additional 2013 investments beyond the announced Sunrise related investments, nor any transaction costs, capital transactions, impairments, unanticipated additions to the loan loss reserve or other additional one-time items, including any additional cash payments other than normal monthly rental payments.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.  The company will provide additional detail regarding its 2013 outlook and assumptions on the fourth quarter 2012 conference call.

Conference Call Information  The company has scheduled a conference call on Tuesday, February 26, 2013 at 9:00 a.m. Eastern Time to discuss its fourth quarter 2012 results, industry trends, portfolio performance and outlook for 2013. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through March 12, 2013. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 92396483. To participate in the webcast, log on to www.hcreit.com  15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures  The company believes that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, the company considers funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of its operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after

4Q12 Earnings Release                                                                                                                                                               February 25, 2013

adjustments for unconsolidated entities.   Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1.  FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions at medical office buildings.  Normalized FAD represents FAD excluding prepaid/straight-line rent cash receipts and adjusted for certain items detailed in Exhibit 1.  The company believes that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.  The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies.  The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended December 31, 2012, which is available on the company’s website (www.hcreit.com), for information and reconciliations of additional supplemental reporting measures.

About Health Care REIT, Inc.  Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate.  The company also provides an extensive array of property management and development services.  As of December 31, 2012, the company’s broadly diversified portfolio consisted of 1,025 properties in 46 states, the United Kingdom, and Canada.  More information is available on the company’s website at www.hcreit.com.

Forward-Looking Statements and Risk Factors  This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possible expansion of the company’s portfolio; the sale of facilities; the performance of its operators/tenants and facilities; its ability to enter into agreements with viable new tenants for vacant space or for facilities that the company takes back from financially troubled tenants, if any; its occupancy rates; its ability to acquire, develop and/or manage facilities; its ability to make distributions to stockholders; its policies and plans regarding investments, financings and other matters; its ability to successfully manage the risks associated with international expansion and operations; its tax status as a real estate investment trust; its critical accounting policies; its ability to appropriately balance the use of debt and equity; its ability to access capital markets or other sources of funds; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, seniors housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting the company’s facilities; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting the company’s facilities; changes in rules or practices governing the company’s financial reporting; the movement of U.S. and foreign currency exchange rates; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q12 Earnings Release                                                                                                                                                               February 25, 2013

HEALTH CARE REIT, INC.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31,
	2012	2011
Assets
Real estate investments:
Land and land improvements	$1,365,391	$1,116,756
Buildings and improvements	15,635,127	13,073,747
Acquired lease intangibles	673,684	428,199
Real property held for sale, net of accumulated depreciation	245,213	36,115
Construction in progress	162,984	189,502
	18,082,399	14,844,319
Less accumulated depreciation and intangible amortization	(1,555,055)	(1,194,476)
Net real property owned	16,527,344	13,649,843
Real estate loans receivable(1)	895,665	292,507
Net real estate investments	17,423,009	13,942,350
Other assets:
Investments in unconsolidated entities	438,936	241,722
Goodwill	68,321	68,321
Deferred loan expenses	66,327	58,584
Cash and cash equivalents	1,033,764	163,482
Restricted cash	107,657	69,620
Receivables and other assets(2)	411,095	380,527
	2,126,100	982,256
Total assets	$19,549,109	$14,924,606

Liabilities and equity
Liabilities:
Borrowings under unsecured lines of credit arrangements	$-	$610,000
Senior unsecured notes	6,114,151	4,434,107
Secured debt	2,336,196	2,112,649
Capital lease obligations	81,552	83,996
Accrued expenses and other liabilities	462,099	371,557
Total liabilities	8,993,998	7,612,309
Redeemable noncontrolling interests	34,592	33,650
Equity:
Preferred stock	1,022,917	1,010,417
Common stock	260,396	192,299
Capital in excess of par value	10,543,690	7,019,714
Treasury stock	(17,875)	(13,535)
Cumulative net income	2,184,819	1,893,806
Cumulative dividends	(3,694,579)	(2,972,129)
Accumulated other comprehensive income	(11,028)	(11,928)
Other equity	6,461	6,120
Total Health Care REIT, Inc. stockholders’ equity	10,294,801	7,124,764
Noncontrolling interests	225,718	153,883
Total equity	10,520,519	7,278,647
Total liabilities and equity	$19,549,109	$14,924,606

(1) Includes non-accrual loan balances of $4,230,000 and $6,244,000 at December 31, 2012 and 2011, respectively.
(2) Includes net straight-line receivable balances of $156,300,000 and $119,555,000 at December 31, 2012 and 2011, respectively.

4Q12 Earnings Release                                                                                                                                                               February 25, 2013

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2012	2011	2012	2011
	Revenues:
	Rental income	$285,763	$238,086	$1,080,269	$821,610
	Resident fees and service	199,199	136,525	697,494	456,085
	Interest income	14,935	8,637	39,065	41,070
	Other income	766	1,317	5,271	11,295
	Gross revenues	500,663	384,565	1,822,099	1,330,060

	Expenses:
	Interest expense	94,155	84,322	367,083	297,373
	Property operating expenses	161,452	112,275	570,117	377,739
	Depreciation and amortization	137,725	115,290	515,888	393,882
	General and administrative expenses	20,039	20,190	97,341	77,201
	Transaction costs	19,074	13,682	61,609	70,224
	Loss (gain) on derivatives, net	(113)	-	(1,825)	-
	Loss (gain) on extinguishment of debt, net	(1,566)	(979)	(775)	(979)
	Provision for loan losses	-	1,463	27,008	2,010
	Total expenses	430,766	346,243	1,636,446	1,217,450

	Income (loss) from continuing operations before income taxes
and income from unconsolidated entities		69,897	38,322	185,653	112,610

	Income tax (expense) benefit	(3,858)	(825)	(7,612)	(1,388)
	Income (loss) from unconsolidated entities	232	1,616	2,482	5,772
	Income (loss) from continuing operations	66,271	39,113	180,523	116,994

	Discontinued operations:
	Gain (loss) on sales of properties, net	54,502	4,594	100,549	61,160
	Impairment of assets	(22,335)	(11,992)	(29,287)	(12,194)
	Income (loss) from discontinued operations, net	8,566	10,628	43,055	46,756
		40,733	3,230	114,317	95,722
	Net income (loss)	107,004	42,343	294,840	212,716
Less:	Preferred dividends	16,602	17,234	69,129	60,502
	Preferred stock redemption charge	-	-	6,242	-
	Net income (loss) attributable to noncontrolling interests	(174)	(2,173)	(2,415)	(4,894)
	Net income (loss) attributable to common stockholders	$90,576	$27,282	$221,884	$157,108

	Average number of common shares outstanding:
	Basic	259,290	185,913	224,343	173,741
	Diluted	261,210	186,529	225,953	174,401

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.35	$0.15	$0.99	$0.90
	Diluted	$0.35	$0.15	$0.98	$0.90

	Common dividends per share	$0.74	$0.715	$2.96	$2.835

4Q12 Earnings Release                                                                                                                                                               February 25, 2013

Normalizing Items				Exhibit 1
(in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Transaction costs	$19,074 (1)	$13,682	$61,609	$70,224
Special stock compensation grants	-	-	4,316	-
Loss (gain) on derivatives, net	(113)(2)	-	(1,825)	-
Loss (gain) on extinguishment of debt, net	(1,566)(3)	(979)	(775)	(979)
Provision for loan losses	-	1,463	27,008	2,010
Held for sale hospital operating expenses	-	348	215	1,653
Non-recurring other income	-	-	-	(3,774)
Preferred stock redemption charge	-	-	6,242	-
Total	$17,395	$14,514	$96,790	$69,134

Average diluted common shares outstanding	261,210	186,529	225,953	174,401
Net amount per diluted share	$0.07	$0.08	$0.43	$0.40

Notes:	(1) Primarily costs incurred with seniors housing acquisitions.
	(2) Related to currency hedges executed to lock the exchange rates on international transactions.
	(3) Related to secured debt extinguishments during the quarter.

Funds Available for Distribution Reconciliation				Exhibit 2
(in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income (loss) attributable to common stockholders	$90,576	$27,282	$221,884	$157,108
Depreciation and amortization(1)	140,342	122,144	533,585	423,605
Losses/impairments (gains) on properties, net	(32,167)	7,398	(71,262)	(48,966)
Noncontrolling interests(2)	(4,182)	(4,566)	(17,871)	(16,325)
Unconsolidated entities(3)	9,441	1,749	25,437	5,149
Gross straight-line rental income	(15,160)	(13,159)	(52,322)	(41,067)
Prepaid/straight-line rent receipts	14,866	1,177	19,959	9,489
Amortization related to above (below) market leases, net	107	(919)	873	(2,507)
Non-cash interest expense	2,612	3,777	11,395	13,905
Cap-ex, tenant improvements, lease commissions	(16,597)	(9,200)	(45,175)	(36,073)
Funds available for distribution	189,838	135,683	626,503	464,318
Normalizing items, net(4)	17,395	14,514	96,790	69,134
Prepaid/straight-line rent receipts	(14,866)	(1,177)	(19,959)	(9,489)
Funds available for distribution - normalized	$192,367	$149,020	$703,334	$523,963

Average diluted common shares outstanding	261,210	186,529	225,953	174,401

Per diluted share data:
Net income (loss) attributable to common stockholders	$0.35	$0.15	$0.98	$0.90
Funds available for distribution	$0.73	$0.73	$2.77	$2.66
Funds available for distribution - normalized	$0.74	$0.80	$3.11	$3.00

Normalized FAD Payout Ratio:
Dividends per common share	$0.74	$0.715	$2.96	$2.835
FAD per diluted share - normalized	$0.74	$0.80	$3.11	$3.00
Normalized FAD payout ratio	100%	89%	95%	95%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.
	(2) Represents noncontrolling interests' share of net FAD adjustments.
	(3) Represents HCN's share of net FAD adjustments from unconsolidated entities.
	(4) See Exhibit 1.

4Q12 Earnings Release                                                                                                                                                               February 25, 2013

Funds From Operations Reconciliation				Exhibit 3
(in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income (loss) attributable to common stockholders	$90,576	$27,282	$221,884	$157,108
Depreciation and amortization(1)	140,342	122,144	533,585	423,605
Losses/impairments (gains) on properties, net	(32,167)	7,398	(71,262)	(48,966)
Noncontrolling interests(2)	(5,439)	(5,318)	(21,058)	(18,557)
Unconsolidated entities(3)	11,735	2,892	34,408	11,712
Funds from operations	205,047	154,398	697,557	524,902
Normalizing items, net(4)	17,395	14,514	96,790	69,134
Funds from operations - normalized	$222,442	$168,912	$794,347	$594,036

Average diluted common shares outstanding	261,210	186,529	225,953	174,401

Per diluted share data:
Net income (loss) attributable to common stockholders	$0.35	$0.15	$0.98	$0.90
Funds from operations	$0.78	$0.83	$3.09	$3.01
Funds from operations - normalized	$0.85	$0.91	$3.52	$3.41

Normalized FFO Payout Ratio:
Dividends per common share	$0.74	$0.715	$2.96	$2.835
FFO per diluted share - normalized	$0.85	$0.91	$3.52	$3.41
Normalized FFO payout ratio	87%	79%	84%	83%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.
	(2) Represents noncontrolling interests' share of net FFO adjustments.
	(3) Represents HCN's share of net FFO adjustments from unconsolidated entities.
	(4) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2012		Exhibit 4
(in thousands, except per share data)
	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1.30	$1.40
Depreciation and amortization(1)	2.40	2.40
Funds from operations - normalized	$3.70	$3.80

FAD Reconciliation:
Net income attributable to common stockholders	$1.30	$1.40
Depreciation and amortization(1)	2.40	2.40
Net straight-line rent and above/below amortization(1)	(0.20)	(0.20)
Non-cash interest expense(1)	0.04	0.04
Cap-ex, tenant improvements, lease commissions(1)	(0.29)	(0.29)
Funds available for distribution - normalized	$3.25	$3.35

Notes:	(1) Amounts presented net of noncontrolling interests' share and HCN's share of unconsolidated entities.